As filed with the Securities and Exchange Commission on May 7, 2025

Registration No. 333-280132

Registration No. 333-278849

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT ON FORM S-1

(Registration No. 333-280132)

POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM S-1

(Registration No. 333-278849)

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lionsgate Studios Holding Corp.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	7812	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(877) 848-3866

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Tobey

Executive Vice President and General Counsel

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(877) 848-3866

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mark A. Stagliano Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kimberly Burns Dentons Canada LLP 250 Howe Street, 20th Floor Vancouver, British Columbia Canada, V6C 3R8

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Not Applicable. This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

DEREGISTRATION OF SECURITIES

Lionsgate Studios Holding Corp. (f/k/a Lionsgate Studios Corp.), a British Columbia corporation (the “Company” or “Lionsgate Studios”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-1 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities of the Company’s common shares, without par value, previously registered but that remain unsold or otherwise unissued under each such Registration Statements as of the date hereof:

1.	Registration Statement No. 333-280132, filed with the SEC on June 12, 2024, relating to the resale of up to 4,210,000 common shares, without par value, of the Company, as amended;

2.	Registration Statement No. 333-278849, filed with the SEC on April 22, 2024, relating to the resale of up to 25,110,168 common shares, without par value, of the Company, as amended;

These Post-Effective Amendments are being filed in connection with the closing on May 6, 2025 of the transactions contemplated by that certain Arrangement Agreement (the “Arrangement Agreement”), dated as of January 29, 2025, as amended by an amending agreement (the “Arrangement Agreement Amendment”) dated March 12, 2025, by and among Starz Entertainment Corp. (f/k/a Lions Gate Entertainment Corp.), a British Columbia corporation (“Starz”), Lionsgate Studios Corp. (formerly known as Lionsgate Studios Holding Corp.), a British Columbia corporation (the “Company” or “New Lionsgate”), the Company and LG Sirius Holdings ULC, a British Columbia unlimited liability corporation that was voluntarily dissolved in accordance with Section 314 of the Business Corporations Act (British Columbia) and the regulations made thereunder.

As a result of the Arrangement Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on May 7, 2025.

Lionsgate Studios Holding Corp.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.